Exhibit 5

COMBINED PLEDGE AGREEMENT

This Combined Pledge Agreement (this “Agreement”) is made as of October 18, 2005 by TITAHO LIMITED PARTNERSHIP, RLLLP, a Colorado limited liability limited partnership (“Titaho”) and TITAHOTWO LIMITED PARTNERSHIP, RLLLP, a Colorado limited liability limited partnership (“Titahotwo”) (Titaho and Titahotwo are sometimes hereinafter individually referred to as “Pledgor” and collectively referred to as “Pledgors”), each of whose address is 4582 South Ulster St. Pkwy., Suite 405, Denver, CO 80237, in favor of U.S. BANK NATIONAL ASSOCIATION (“Bank”), whose main office address in Colorado is 918 Seventeenth Street, Denver, CO 80202.

RECITALS:

A.	Titahotwo is indebted to Bank for loans or advances plus interest and other amounts payable pursuant to a Credit Agreement dated as of October 18, 2005 (as it has been and may be amended from time to time, the “Credit Agreement”).

B.	Pledgors own and hold a number of shares of Common Stock of American Land Lease, Inc. and a number of units representing limited partnership interests in Asset Investors Operating Partnership, L.P. described on Exhibit 1 attached hereto.

C.	It is a condition to the Credit Agreement that each Pledgor pledge to Bank the American Land Lease, Inc. stock and limited partnership interests in Asset Investors Operating Partnership, L.P. referred to above, and each Pledgor has agreed to enter into this Agreement, which shall evidence the pledge in favor of Bank of American Land Lease, Inc. stock and limited partnership interests in Asset Investors Operating Partnership, L.P. to secure the Credit Agreement and the liabilities and obligations incurred thereunder.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained in this Agreement, Pledgors and Bank agree to amend, restate and combine the Prior Pledge Agreements into this Agreement, which shall read in its entirety as follows:

1.	Pledge. To secure the repayment of the Secured Obligations (hereinafter defined), Pledgors hereby deposit, pledge and grant to Bank a security interest in the following property (“Collateral”): the number of shares of Common Stock of American Land Lease, Inc. and the number of units representing limited partnership interests in Asset Investors Operating Partnership, L.P. described on Exhibit 1 attached hereto (and on any subsequent Exhibit 1 agreed upon among the parties hereto and attached to this Agreement) and all proceeds of all of the foregoing. Said Collateral and any substitutions thereof or additions thereto, together with any interest, stock rights, rights to subscribe, rights to convert, dividends, stock dividends, dividends paid by stock liquidating dividends, new securities and other property to which any Pledgor may become entitled by reason of ownership of the Collateral during the existence of this Agreement, are to be held by Bank, directly or indirectly through a control agreement covering any securities account opened by any Pledgor containing any Collateral and established with Bank or any affiliate of Bank.

2.	Secured Obligations. As used herein the phrase “Secured Obligations” means: (a) the liabilities and obligations of Titahotwo pursuant to the Credit Agreement, as it may be amended, extended or modified, and as evidenced by the Revolving Credit Note made by Titahotwo in favor of Bank, as such note is more fully described in the Credit Agreement, and as such note may be amended, extended or modified from time to time hereafter; and (b) all extensions, renewals and replacements of the foregoing.

3.	Title. Pledgors have title to and will at all times keep the Collateral free of all liens and encumbrances, except the security interest created hereby, and have full power and authority to execute this Agreement, to perform Pledgors’ obligations hereunder and to subject the Collateral to the security interest created hereby. No financing statement covering all or any part of the Collateral is on file in any public office. All costs of keeping the Collateral free of any liens, encumbrances and security interests prohibited by this Agreement and of removing the same, if they should arise, shall be borne and paid by Pledgors. There is no encumbrance or security interest with respect to all or any part of the Collateral which either (a) is superior to Bank’s security interest hereunder, or (b) has not been disclosed to Bank by Pledgors.

4.	Endorsement. Pledgors will duly endorse, in blank, each and every instrument constituting Collateral by signing on said instrument or by signing a separate assignment or other documents of transfer, if required by Bank, and will at any time or times hereafter perform such other acts or execute such documents as Bank may request to establish, maintain, perfect and enforce Bank’s security interest in the Collateral and rights under this Agreement, including execution of a control agreement covering any securities account opened by any Pledgor containing any Collateral and established with Bank or any affiliate of Bank.

5.	Taxes. Pledgors will pay, when due, all taxes and other governmental charges levied or assessed upon or against any Collateral. Upon the occurrence of a Default (hereinafter defined) hereunder, Bank at its option may pay and discharge any taxes, governmental charges, liens, encumbrances or security interests in the Collateral, which sums so advanced or paid by Bank shall be payable by Pledgors on demand with interest at the highest rate applicable to any of the Liabilities, not to exceed the maximum rate allowed by law, and shall become part of the Secured Obligations.

6.	Information. At any time, upon request by Bank, Pledgors will deliver to Bank all notices, financial statements, reports or other communications received by Pledgors as owners or holders of the Collateral.

7.	Distributions. Pledgors will, upon receipt, deliver to Bank as additional Collateral hereunder, all securities distributed on account of the Collateral, such as stock dividends and securities resulting from stock splits, reorganizations and recapitalizations.

8.	Duty of Care. Bank’s duty of care with respect to Collateral in its possession shall be deemed fulfilled if Bank exercises reasonable care in physically safekeeping such Collateral or, in the case of Collateral in the custody or possession of a bailee or other third party, exercised reasonable care in the selection of the bailee or other third party, and Bank need not otherwise preserve, protect, insure or care for any Collateral. Bank shall not be obligated to preserve any rights Pledgors may have against prior parties or to realize on the Collateral at all or in any particular manner or order. Bank shall have no liability or responsibility to Pledgors for any action taken or omitted with respect to the Collateral on the direction of any Pledgor.

9.	Duration of Security Interest. The security interest granted hereby is a continuing security interest and no notice of the creation or existence of any Secured Obligation or of any renewal, extension or modification thereof need be given to any Pledgor. This security interest shall continue in effect notwithstanding that from time to time no Secured Obligations may exist. The security interest granted by any Pledgor shall be terminated only upon receipt by Bank of written notice of revocation by such Pledgor. In such event, the security interest created hereby shall continue as to Secured Obligations then existing, or thereafter created pursuant to any contract theretofore entered into by Bank, and as to any and all renewals, extensions or modifications thereof made after such event.

10.	Waivers. Bank may from time to time, without notice to any Pledgor, and without impairing or affecting the security interest created hereby: (a) acquire or fail to acquire a security interest in any property in addition to the Collateral, or release any such interest so acquired, or permit any substitution or exchange for or fail to preserve or protect such property or any part thereof; (b) acquire or fail to acquire the primary or secondary liability of any party or parties with respect to all or any of the Secured Obligations, or release, modify or compromise the same or any part thereof; (c) modify, extend, renew or delay the enforcement for any period, or fail to enforce, any of the Secured Obligations; and (d) resort to the Collateral for payment of the Secured Obligations whether or not Bank shall have resorted to any other collateral or proceeded against any other party (including Titahotwo) primarily or secondarily liable on the Secured Obligations or any part thereof. Each Pledgor waives notice of the creation or non-payment of any Secured Obligation. Each Pledgor waives any defenses available to any surety based on its character as a surety, and waives any defenses, setoffs or counterclaims of Titahotwo except the payment in full of the Secured Obligations.

11.

Settlements. Bank, in the names of Pledgors or otherwise, whether or not a default has occurred, shall have the authority but shall not be obligated to demand, collect, receive and receipt for, compromise, compound, settle, prosecute and discontinue any suits or proceedings in respect of any or all of the Collateral; take any action which Bank may deem necessary or desirable in order to realize on the Collateral, including without limitation, the power to perform any contract, to endorse in the name of the relevant Pledgor any checks, drafts, notes or other documents which are Collateral or are received in payment or on account of the Collateral, to transfer any of the Collateral into its name or that of its nominee, and to notify the obligor on or issuer of any Collateral of any amounts due or distributable thereon; and to apply any proceeds of any Collateral against any item or items of the Secured Obligations as Bank, in its sole discretion, may determine, whether the same shall then be due or not due. However, Pledgors and not Bank shall have full responsibility for complying with call dates, conversion dates or any other deadlines for action by the owner of the Collateral.

12.	Recordkeeping. Titahotwo will keep accurate books, records and accounts with respect to its general business, and will make the same available to Bank at its request for examination and inspection, and will make and render to Bank such reports, accountings and statements as Bank from time to time may request with respect to the Collateral, and will permit any authorized representative of Bank to examine and inspect, during normal business hours, any and all books, records and accounts.

13.	Default. The occurrence of any of the following events shall constitute a “Default” under this Agreement: (a) failure of any Pledgor, or of any co-maker, indorser, surety or guarantor (an “Obligated Party”) to pay when due any amount payable under any of the Secured Obligations; (b) failure to perform any agreement of Pledgors or any Obligated Party contained herein or in any other agreement between any Pledgor or such Obligated Party and Bank; (c) any statement, representation or warranty of any Pledgor or any Obligated Party made herein or at any time furnished to Bank in connection with this Agreement or any of the Secured Obligations is untrue in any material respect as of the date made; (d) failure of any Pledgor to pay any premium on the due date without benefit of grace period of any policy of insurance which is all or any part of the Collateral; (e) entry of any judgment against any Pledgor or any Obligated Party; (f) any event which results in the acceleration of the maturity of the indebtedness of any Pledgor to others under any indenture, agreement or undertaking; (g) any Pledgor becomes insolvent or is generally not paying his or its debts as such debts become due; (h) appointment of or assignment to a custodian, as the term is defined in the United States Bankruptcy Code, for any property of any Pledgor, or loss, substantial damage to, destruction, theft, encumbrance, levy, seizure or attachment of any portion of the Collateral; (i) commencement of any proceeding or filing of a petition by or against any Pledgor under the provisions of the United States Bankruptcy Code, for liquidation, reorganization or adjustment of debts, under any insolvency law or other statute or law providing for the modification or adjustment of the rights of creditors; (j) death of any Pledgor who is a natural person or of any partner of any Pledgor which is a partnership where such death causes the termination of the partnership, (k) dissolution, consolidation, merger or transfer of a substantial part of the property of any Pledgor which is a corporation, partnership or other entity; (l) such a change in the condition or affairs (financial or otherwise) of any Pledgor or any Obligated Party as in the opinion of Bank impairs Bank’s security or increases its risk; (m) the occurrence of an “Event of Default” as such term is defined in the Credit Agreement; or (n) Bank deems itself insecure for any reason whatsoever.

14.	Remedies Upon Default. Whenever a Default shall exist, Bank may, at its option and without demand or notice, declare all or any part of the Secured Obligations immediately due and payable, and Bank may exercise, in addition to the rights and remedies granted hereby, all rights and remedies of a secured party under the Uniform Commercial Code or any other applicable law, including, without limitation, the right to exercise all voting and other rights as a holder of the Collateral, the right to offer and sell the Collateral privately to purchasers who will agree to take the Collateral for investment and not with a view to distribution and who will agree to the imposition of restrictive legends on the certificates representing the Collateral, the right to arrange for a sale which would otherwise qualify as exempt from registration under the Securities Act of 1933, and the right to sell without notice if the Collateral is of a type customarily sold on a recognized market. Once Bank has declared the Secured Obligations due and payable, Bank may proceed with its collection remedies regardless of any partial payment or other action taken by any Pledgor or any Obligated Party or of any subsequent change in the value of the Collateral.

15.	Costs and Attorneys’ Fees. Pledgors agree, in the event of Default, to pay all costs of Bank, including without limitation, reasonable attorneys’ fees, in the collection of any of the Secured Obligations and the enforcement of any of Bank’s rights. If any notification of intended disposition of any of the Collateral is required by law, Bank shall give reasonable notice to Pledgors at the address set forth above.

16.	Waiver. No delay or failure by Bank in the exercise of any right or remedy shall constitute a waiver thereof, and no single or partial exercise by Bank of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy.

17.	Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Pledgors and Bank and their respective heirs, representatives, successors and assigns and shall take effect when signed by Pledgors and delivered to Bank, and Pledgors waive notice of Bank’s acceptance hereof. This Agreement shall be governed by the laws of the State of Colorado, and unless the context otherwise requires, all terms used herein which are defined in Articles 1 and 9 of the Uniform Commercial Code, as in effect in such state, shall have the meanings therein stated. If any provision or application of this Agreement is held unlawful or unenforceable in any respect, such illegality or unenforceability shall not affect other provisions or applications which can be given effect, and this Agreement shall be construed as if the unlawful or unenforceable provision or application had never been contained herein or prescribed hereby. All representations and warranties contained in this Agreement shall survive the execution, delivery and performance of this Agreement and the creation and payment of the Secured Obligations.

18.	Multiple Pledgors. Each Pledgor and all Pledgors shall be jointly and severally obligated hereunder, and the term “Collateral” includes property described above owned by any one or more of Pledgors.

19.	Final Agreement. This Agreement supersedes, replaces and terminates all prior conversations, discussions, negotiations, understandings and oral offers and agreements relating to any of the matters contemplated herein. This Agreement cannot be amended except in a writing signed by the party against whom that amendment is to be enforced.

20.	Titahotwo’s Representation. Titahotwo represents and warrants to Bank that the names “Titahotwo, Ltd.” and “Titahotwo Ltd.” and “Titahotwo” and “Titahotwo Limited Partnership” are variations of its name or a prior name and do not represent different entities.

21.	Titaho’s Representation. Titaho represents and warrants to Bank that the names “Titaho, Ltd.” and “Titaho Ltd.” and “Titaho” and “Titaho Limited Partnership” are variations of its name or a prior name and do not represent different entities.

IN WITNESS WHEREOF, Pledgors and Bank have executed this Agreement as of the date first written above.

TITAHO LIMITED PARTNERSHIP, RLLLP,
a Colorado limited liability limited partnership

By:	Terry Considine 1998 April Trust, General Partner

By:	/s/ Timothy M. Considine
Timothy M. Considine, Trustee

TITAHOTWO LIMITED PARTNERSHIP, RLLLP, a Colorado limited liability limited partnership

By:	/s/ Terry M. Considine
Terry M. Considine, General Partner

U.S. BANK NATIONAL ASSOCIATION, a national banking association

By:	/s/ George E. Adams, III
George E. Adams, III, Senior Vice President

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